Exhibit 10.103.1

LICENSING AGREEMENT FOR MARKS

BY AND BETWEEN:

JEANNE LANVIN SA, a French company with capital of EUROS 16.297.330 Euros, having its head office at 15, rue du Faubourg Saint-Honore, 75008 Paris, registered with the Trade and Corporate Registry of Paris under the number 612 048 629, represented par its President its Chaiman and Chief Exceutive officer, Mr Sing-Ming Chu, et hereinafter referred to as the << Licensor >>

 Party of the first part,

 and

Inter Parfums, a public company having its head office at 4, rond-point des Champs Elysees, 75008 Paris, registered with the Trade and Corporate Registry under the number 350 219 382, represented by its Chairman and Chief Executive Officer, Mr Philippe Benacin, et hereinafter referred to as the << Licensee >>,

Party of the second part,

WHEREAS:

Licensor is the owner of the LANVIN Mark of perfumes that it has registered in various countries and under which it has been selling extremely high quality products for many years. Currently, Licensor makes substantial use of its Marks under this Agreement by selling and distributing the lines of perfumes: "Arpege", "Lanvin"L'Homme", "Oxygene", "Eclat d'Arpege" et "Vetyver".

As a result, the LANVIN Mark has acquired a sterling reputation especially among perfumes that Licensor wishes to further enhance globally.

Licensee is a leading perfume maker because of its extensive track record and resources in research and development, manufacturing, and marketing.

As part of the alliance between Licensee and Licensor and in consideration of the beneficial effect that the joining of their respective strengths is certain to have on their business, the parties have reviewed the terms under which a perfume license could be granted to Licensee to their mutual advantage.

WHEREFORE IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

1.1            "Licensed Marks" as used in this Agreement means the marks listed in Appendix 1.1 hereto applied to the "Products" as defined below and listed in Class 3 of the international classification [of trademark goods and services], as well as the names, abbreviations, symbols, and other distinctive markings whatsoever that are used together with it now or in the future by Licensor or suggested for use by Licensee approved by Licensor.

1.2            Except for cosmetics and make-up, "Products" means the existing or future perfume or toiletry products sold under one or more "Licensed Marks" (that fall under the categories described in Appendix 1.2 hereto).

1.3            "Territory" means, to the extent possible, all the countries of the world and in any case all the countries in which the Licensed Marks are or will be registered in International Class 3.

1.4            "Net Global Sales" means global sales of the Products as calculated according to general French accounting principles such as applied consistently by Licensee (according to the IFRS standard when the latter is applicable) minus expenses for POS. This figure means the amount net of taxes invoiced by Licensee to all its "retailers" (any point of sale or sales outlet to the end client authorized to sell products bearing the JEANNE LANVIN mark and to "independent distributors" (any independent company authorized to resell Products bearing the JEANNE LANVIN Mark under a written agreement between Licensee and retailers in one or more countries). "Independent distributors" means any entity that is not controlled by Licensee within the meaning of Section 233-3 of the French Commercial Code. In addition, Net Global Sales shall not fall below the portion of the Products in the total net sales of Licensee published in its annual financial statements, minus expenses for POS. The Parties expressly agree that point-of-sale advertising shall only be deducted from sales provided that the Licensee has a margin of less than 30% on said point-of-sale advertising.

1.5            "Rollout of New Products" means the operations described in Appendix 1.5.

1.6            "Advertising and Promotion" means only the buying of advertising space of any kind in all media, the distribution of free products (samples and related products) and advertising at the place of sale including promotional objects. It shall expressly exclude the following expenses: end-of-year discounts granted to distributors, payroll expenses incurred for selling or presenting the products, stand openings, participation in trade shows and exhibitions, and Product display areas.

ARTICLE 2 - LICENSE

2.1            Licensor grants Licensee an excusive license to use the Licensed Marks related to the Products for manufacture and sale of the Products in the Territory under the terms and conditions hereof. Licensee hereby accepts said license that shall be effective upon signature hereof.

2.2            This Agreement is completely personal between Licensor and Licensee. As a result, neither party may assign or transfer some or all of the rights and obligations hereunder to any third party whatsoever. In addition, Licensee agrees not to sublicense the rights granted under this license either in part or in whole. Notwithstanding the preceding provisions, Licensor shall be entitled to assign, transfer, or contribute all or part of the rights and obligations hereunder to one of the companies controlled by or that controls it within the meaning of Section 233-3 of the French Commercial Code or to a sister company, i.e. a company controlled within the meaning of Section 233-3 of the French Commercial Code by the same stockholder as that which controls it within the meaning of the same section.

2.3            This agreement shall enter into effect on July 1st, 2004. During the period between the signature hereof and July 1st, 2004, Licensor agrees to manage Licensed Marks conservatively in the normal course of business. Licensor must first obtain Licensee's agreement in writing before (a) amending, renewing or terminating agreements between Licensor and third parties having as their purpose the distribution, marketing and/or manufacture of the Products and/or (b) making any substantial outlays connected to the same subject matters. Licensee must notify Licensor of its approval or refusal within five (5) days maximum as of Licensor's approval request.

ARTICLE 3 - WORKING PRINCIPLES

3.1           While working as openly as possible with Licensor, Licensee may, in coordination with Licensor, choose the subcontractor and decide whether and how to manufacture the Products hereunder for which it shall have sole liability as set out as follows.

3.2           Also in agreement with Licensor, Licensee may choose providers (perfume and flask and case designers) and shall have the initiative and responsibility for creation once the direction of such creation has been defined together with Licensor as part of the overall framework defined in this article and as part of the more precise image determined for the LANVIN mark by Licensor.

3.3            Licensee may subcontract the distribution of the Products to all independent companies solely under its responsibility and agrees to cause them to comply with the terms hereof.

3.4           As a result of the foregoing, Licensee agrees in all its actions and initiatives to respect and cause to be respected the image of quality, elegance, and originality related to the Licensed Marks, in particular as concerns the quality of the Products hereunder, their outward appearance, advertising, promotion, and distribution.

3.5            Licensee agrees to comply with all the laws and regulations in effect in the Territory hereof and to cause all its employees, representatives, agents and/or successors and assigns and affiliates to comply with them during the term hereof. As a result, Licensee represents in its name and in the name of all its affiliates that all the insurance policies necessary to achieve the purpose hereof have been and will be duly taken out and paid. As concerns public liability policies, Licensee agrees to take out such a policy covering its operations related hereto. Coverage shall be in an amount that is in keeping with industry practices.

3.5           During the term hereof, Licensee agrees not to allow one of the entities in which it holds a direct or indirect stake to use one of the Licensed Marks and generally the names "LANVIN" and/or "JEANNE LANVIN" and the abbreviation "JLSA" as a corporate name.

3.6           The parties agree that the reputation of "JEANNE LANVIN" in high end ready-to-wear and in the perfume industry is an important characteristic of this Mark and its reputation. With this in mind, it is of overriding importance for both Licensor and Licensee that in all areas the image of elegance, originality, and quality related to the LANVIN Mark are found and respected at all times. Licensor agrees to keep LANVIN mark in luxury brand.

ARTICLE 4 - CREATION,
MANUFACTURE, DISTRIBUTION

4.1            Licensee shall be responsible for creating, developing, and manufacturing the Products hereof (or for existing Products, of modifying them as it deems necessary or desirable) in keeping with the principles set out in Article 3 above.

4.2            Licensee shall be solely responsible worldwide for the design, development, and manufacture of the Products. Licensee agrees to create and sell products of extremely high quality in terms of design, manufacture, refinement, and outward appearance so that they can compete with the most prestigious competing marks on the international market for beauty and perfume products, as listed in Appendix 4.6 hereto.

4.3           Creation of Products and advertising visuals

The creation of Products and advertising visuals for the Products must be consistent exclusively with the style of Jeanne Lanvin. In order to make sure that they are consistent with such style, Licensee agrees to work closely with Licensor in all the creation and development stages in order to enable it to make choices and suggest any change it deems appropriate. In all cases, the parties shall strive to cooperate to develop a common project.

For Product creation, Licensee must first obtain Licensor's approval on the project during the following main stages:

  Product concept development

  Drafting of work instructions to designers (design and perfume)

  Development of flask design

  Development and choice of fragrance

  Development and choice of packaging

  Choice of Product name

  The concept of the visual advertising and draft layouts connected to the planned new Product and serving as advertising

4.4.          Industrial or technical development of Products

Licensee agrees to ensure that Products are manufactured according to industry standards so that they are up to Brand standards.

The parties agree that Licensee shall control all the technical stages of industrial development. It shall be free to choose the vendors for packaging articles (molds, caps, pumps, cases, foam blocks, labels, etc.). The parties agree that before manufacture, Licensee shall seek Licensor's approval which shall be given as promptly as possible.

Licensee shall submit to Licensor for its approval within a reasonable period of time before the rollout of each Product or Product line hereof, the samples or mockups of the Products in questions and their packaging

If Licensor has not sent written objections to Licensee within thirty (30) days after receipt of the samples or mockups, it shall be deemed to agree with the project.

If Licensor does object, the parties shall agree on steps to take into account Licensor's wishes. In either case, the parties agree to do their best to cooperate in order that they are both satisfied.

4.5            Quality Control

Licensee must conduct required quality control checks and inspections before delivery of the Products to clients. Licensee shall be solely liable for compliance of the Products with health and safety legislation and regulations.

4.6            Licensee shall organize the distribution of the Products hereof in the Territory on a selective basis. It shall limit sale of the Products only to those perfume shops and department store perfume counters that respect the image of the Licensed Marks by using as a benchmark the sale outlets of products that compete with the Products on the Territory (a list of which can be found in Appendix 4.6 hereto and which may be updated annually by Licensor on the basis of objectively defined criteria).

4.7            Licensee shall also decide on the rollouts, sales terms and prices, and sales promotions after having informed Licensor in the working meetings mentioned below. Licensee shall inform Licensor annually of the recommended retail prices of Products and its price policy. Said prices must be comparable with prices for competing products in the same range (a list of which can be found in Appendix 4.7 hereto and which may be updated annually by Licensor).

In accordance with industry practices, Licensee may sell discontinued Products at a discount price with Licensor's consent.

4.8            Licensee and Licensor shall meet periodically at their mutual convenience at least every three (3) months in order to assess all the actions undertaken in connection with the performance of the Agreement and compliance with its provisions. Licensee agrees to provide Licensor when requested by it with all information that the latter may desire for the preparation and holding of these meetings. During these meetings, the representatives of the parties hereto shall discuss in particular:

  the joint analysis of use and results of use of the Products hereof and promotional products, if applicable, the critical and objective review of the actions undertaken by Licensee during the past quarter as part of the performance hereof, the manufacturing quality of the Products,
  the distribution and marketing of the Products,
  the use of the promotional and advertising budget such as provided in Article 7 hereof and in particular the ratio of the media advertising budget relative to point of sale advertising, the definition of new directions, if applicable,
  all the other issues related to performance hereof.

ARTICLE 5 - TRADEMARKS, INDUSTRIAL PROPERTY

5.1            During the term hereof, Licensor warrants the physical existence of the registrations of the Licensed Marks listed in Appendix 1.1 hereto as well their validity against any infringement of them by it within the limit of the laws and regulations in effect.

The Licensed Marks, signs of any kind, and logos must appear visibly to the naked eye in a given visual layout on the flasks, boxes, packaging, and counters as well as in all advertising. Said layout must include the name "LANVIN PARFUMS" or "LANVIN PERFUMES" clearly and visibly written on all the Products.

During the term hereof, Licensee shall have the exclusive right to use the names "LANVIN Parfums and "LANVIN Perfumes" and to use the Licensed Marks for alcohol products (perfumes) and derived bath lines exploited hereunder to market and distribute the Products.

Licensee may mention one or more of the Licensed Marks in its standard and stock exchange business documents provided they are used in the same manner as the other brands distributed by it.

The Licensed Marks must be used to sell the Products and for no other use. The Licensed Marks may not be used in conjunction with other brands, names, or signs whatsoever except for the names of distributors or when required by local applicable regulations except in the standard business and stock exchange documents in accordance with the provisions of the preceding paragraph.. The Licensed Marks may not be used as corporate names except by Licensor. The parties agree that the Licensed Marks such as used to market the Products shall be used in such a way that they may not be discredited in the eyes of the consumer.

No mention or inscription shall hide the Licensed Marks. No mention or inscription shall detract away from the importance and prestige of the Licensed Marks in the eyes of the consumer.

5.2           The expenses for maintaining the Licensed Marks in effect shall be paid by Licensor. Licensee agrees to work together with Licensor to provide it with any document or instrument necessary for the registration of the Licensed Marks, their renewal, or registration of new Licensed Marks.

5.3           If necessary, Licensee may ask Licensor to register the Licensed Marks in other countries in International Class 3 or file such registrations itself in the name and on behalf of Licensor, which agrees to cooperate with Licensee for such purpose. The expenses for such registrations and renewals, if any, shall be paid by Licensee but Licensee may deduct them from the amounts owed to Licensor for sales of the Products hereof made in the countries covered by such registrations.

5.5       The Licensed Marks as well as their formulae and other technical data whatsoever having to do with the composition and/or manufacture of the Products hereof (including any patents) other than existing Products, as well as all drawings and models (flasks, packaging, etc.) developed by Licensee or on its behalf and filed by it or another person or entity are and shall remain the property of Licensor.

Licensee agrees to assign free of charge to Licensor when requested by it any registration of Licensed Marks that may have been filed in the name of Licensee if in a given country the registration could only be filed in the name of Licensee. As a result, Licensee agrees to sign at once any document for such assignment at Licensor's request.

5.6            Licensor represents that it has a nonexclusive license granted to it free of charge by L'OREAL for the use with a view to the manufacture by itself and/or third parties of certain patented mechanisms for the closure of perfume flasks. A copy of the corresponding licensing agreement can be found in Appendix 5.6 hereof.

ARTICLE 6 - INFRINGEMENT

6.1           In the event a third party engages in acts of counterfeiting, imitation, or unfair competition or infringement whatsoever involving the Licensed Marks, Licensee shall notify Licensor thereof as soon as possible and agrees to take all appropriate emergency steps to stop or limit the damage resulting therefrom. Once Licensor has been notified thereof, Licensor agrees to take all necessary steps in agreement with Licensee. Licensee agrees to do everything in its power to help it and provide it with all information in its possession. Licensor shall direct the lawsuit and shall pay for all expenses connected to it and shall be the sole beneficiary of the profits and/or damages deriving therefrom. In the event Licensor receives compensation from such an action, Licensor shall hand over to Licensee one it has received it, the portion of the compensation covering the loss actually sustained by Licensee and/or its subcontractor for acts of counterfeiting or illegal use of the Marks by third parties. Licensor shall not be liable for payment to Licensee of compensation higher than the compensation received from it by infringing party, minus related attorneys' fees.

6.2           In the event a third party objects to use of a Licensed Mark or files an action for infringement against Licensee as a result of use of a Licensed Mark, Licensee shall notify Licensor thereof. Licensor shall be in charge of the defense. All of the expenses and any damages shall be paid for solely by Licensor. Any profits from the defense shall accrue to Licensor. . In the event Licensor receives compensation from such an action, Licensor shall hand over to Licensee one it has received it, the portion of the compensation covering the loss actually sustained by Licensee and/or its subcontractor for acts of counterfeiting or illegal use of the Marks by third parties. Licensor shall not be liable for payment to Licensee of compensation higher than the compensation received from it by the third party, minus related attorneys' fees.

The parties agree that Licensee agrees to hold Licensor harmless for the loss resulting from a third party action for infringement by the Licensed Marks such as used by Licensee in noncompliance with its obligations hereunder.

ARTICLE 7 - ADVERTISING, ROLLOUT OF NEW PRODUCTS

7.1           In connection with the working principles set out in Article 3 hereof, Licensee shall advertise and promote the Products hereunder and choose providers (advertising agency, central purchasing agency, photographers, etc.) after the overall guidelines for advertising and promotion have been set in cooperation with Licensee in keeping with the image of brand LANVIN and other Licensed Marks. Licensee shall pay for Advertising and Promotion expenses together with its distributors for which it vouches and agrees to earmark a joint budget for Advertising and Promotion activities with its distributors. The budget shall be sufficient to ensure strong sales growth and may not be less than the higher of the two following amounts:

  __1 % of the Net Global Sales of the previous calendar year, the minimum annual budget of EUR __2 net of taxes.

For the period beginning as of the signature hereof until December 31, 2004, Licensee shall earmark together with its distributors an Advertising and Promotional budget of __3 % of the Net Global Sales made during said period.

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1Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:1.
2Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:2.
2Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:3.

7.2            Licensee must obtain the prior written agreement of Licensor and Licensor may not withhold its approval without valid reasons on:

  the creative content of the advertising;
  the choice and definition of major themes (goals to be assigned to communication, message to be put across);
  the application procedures (media, subjects, etc.).

Licensee must be notified of Licensors' approval or where applicable its refusal together with the reasons for such refusal no later than 15 days as of the meeting between Licensee and Licensor at which Licensee presents the aforementioned elements. In the event of a disagreement, the parties shall strive to reach a consensus within eight (8) days of the date Licensor notifies its refusal.

7.3            Licensee agrees to roll out:

  at least two (2) New Products during the first seven years of the Agreement i.e. before June 30, 2011 and at least two (2) New Products during the following eight years of this Agreement i.e. between July 1st, 2011 and June 30, 2019. The parties agree that at least one New Product shall be rolled out between July 1st, 2015 and June 30, 2019.

ARTICLE 8 - PROMOTIONAL OBJECTS

Licensee may sell or give away any promotional objects or products connected to the Licensed Marks (except for Products) provided that:

a)     Licensor has first authorized in writing the distribution of the objects in question after Licensee has provided it with a sample or mockup,

b)     the use of such objects remains secondary to the use of the Products hereof,

c)     the promotional objects and products are branded "Lanvin Parfums" and such may not be mistaken for the products marketed by Licensor or its other licensees.

ARTICLE 9 - CONSIDERATION AND PAYMENT

9.1              Initial payments

9.1.1    On the signature date hereof, Licensee shall pay Licensor an Initial including taxes Payment of NINETEEN MILLION ONE HUNDRED THIRTY SIX THOUSAND euros (Euros 19,136,000.00) (i) by certified cashier's check of Euros 16,000,000.00 remitted at this date et (ii) by an accepted bank draft of 3,136,000 euros remitted this date et payable on July 5th 2004.

9.1.2    On the signature date hereof, Licensee shall pay Licensor the amount excluding taxes of Euros SIX MILLION (Euros 6,000,000.00) by certified cashier's check for the Inventory (such as defined in Article 12.2 hereof). This amount may be adjusted subsequently by application of the provisions of Article 12.2 hereof. Said price may be adjusted subsequently in compliance with the provisions of Article 12.2 hereof. Licensee shall owe any applicable VAT on the sale of the Inventory by Licensor to Licensee.

9.2              Royalty

9.2.1    In addition to the initial payments, Licensee agrees to pay an annual royalty equal to __4% (__4 per cent) of the Net Global Sales net of any withholding tax or any other tax of any kind and which may not be lower than the guaranteed minimum set out in 9.2.6 below. Licensee shall pay Licensor said royalty within 30 days in four installments respectively as of the end of each calendar quarter on the basis of an itemized statement of sales plus the calculation of the royalty.

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4Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:4.

9.2.2            Licensee shall provide Licensor annually with an itemized statement of annual sales for the previous year certified by its auditor no later than March 15. Said statement shall be used to calculate the annual royalty for the previous year. In the event of an adjustment between the amount of the quarterly royalties paid in the pervious year and the amount of the annual royalty calculated for the same year, said adjustment shall be added to or subtracted from the amount of the payment of the first quarter of the following year.

9.2.3            Licensor shall at all times have the right to cause Licensee's representations to be audited by a third-party expert and in particular the itemized statement of annual sales of Products. Said audit may cover the previous four (4) calendar years. Licensee agrees to keep the necessary records for the time required for such purpose and to fully cooperate with the audit. In the event of an adjustment of the royalties owed for a calendar year higher than EUR 150,000 in favor of Licensor, Licensee shall pay the full cost of the audit in addition to the adjustment. The adjustment, if any, and the cost of the audit shall be paid within thirty (30) days as of the submission of the findings of the audit by Licensor to Licensee.

9.2.4            To calculate the quarterly royalty, the amounts of the Net Global Sales in currencies other than the euro shall be converted into euro on the basis of the foreign exchange rates used in Paris by the Banque de France on the last day of the given quarter.

9.2.5            Licensee shall keep accurate records of Advertising and Promotional expenses in respect of the Products and expenses for promotional objects distributed under the Licensed Marks and shall allow an auditor authorized by Licensor to audit them at its expenses. Said auditor shall be bound by a professional secrecy obligation.

9.2.6            Minimum guaranteed royalty

During the term hereof, Licensee agrees to pay Licensor annual minimum royalties (Guaranteed Minimum) set based on the table below. The first annual Guaranteed Minimum shall not be owed for the first contractual period from July 1st, 2004 to June 30th 2019:

PERIOD	GUARANTEED MINIMUM (net of taxes) in euro
1er July 2004 - 31 December 2004	Non applicable
1er January 2005 - 31 December 2005	[5]
1er January 2006 - 31 December 2006	[5]
1er January 2007 - 31 December 2007	[5]
1er January 2008 - 31 December 2008	[5]
1er January 2009 - 31 December 2009	[5]
1er January 2010 - 31 December 2010	[5]
1er January 2011 - 31 December 2011	[5]
1er January 2012 - 31 December 2012	[5]
1er January 2013 - 31 December 2013	[5]
1er January 2014 - 31 December 2014	[5]
1er January 2015 - 31 December 2015	[5]
1er January 2016 - 31 December 2016	[5]
1er January 2017 - 31 December 2017	[5]
1er January 2018 - 31 December 2018	[5]
1er January 2019 - 30 June 2019	[5]

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5Excised. Confidential Treatment requested by Inter Parfums, Inc. No. 10.103:5.

9.2.7            The first quarterly royalty shall be owed for the period from the signature date hereof and September 30, 2004 and shall be paid by Licensee to Licensor no later than October 30, 2004.

9.2.8            Any delay in payment owed by Licensee to Licensor hereunder shall automatically bear interest at the key rate of the ECB plus 5 points as of its contractual due date without the need for formal notice to pay.

ARTICLE 10 - NO COMPETITION AND FAIRNESS

10.1             Licensor agrees not to exploit or cause to be exploited in the Territory the Licensed Marks in connection with the Products or to engage in any actions whatsoever likely to obstruct the exploitation of the Products hereof by Licensee throughout the term hereof.

10.2             The parties agree to perform this Agreement fairly and not to take steps that directly or indirectly harm Licensor or Licensee and/or the sale, distribution, or image of the Products.

Licensee has informed Licensor of the brands other than the Licensed Marks held by it or licensed to it. Such brands are listed in Appendix 10-2. Said information is given for information purposes only and Licensee accordingly reserves the right to make changes to said list if applicable.

ARTICLE 11 - TERM OF AGREEMENT

11.1             This Agreement shall enter into effect July 1st, 2004 and run until June 30th, 2019 i.e. for a term of 15 years.

11.2            Twenty-four (24) months before the expiration of the initial term of this Agreement, the parties shall meet to set the terms and conditions of a renewal. The parties agree that the basis of the negotiations shall be the results actually achieved by Licensee in connection with the performance hereof. The parties expressly agree that in all cases, including if this agreement is not renewed for any reason whatsoever, License agrees to continue to comply with all the provisions hereof until the expiration hereof, in particular to continue promoting the Products by spending at least the minimum Advertising and Promotion budget (as defined in Article 7 hereto) and to continue paying the royalty set out herein for the remaining two years. The parties agree that the minimum royalty for each of the remaining two years shall be equal to the royalty paid in 2016.

11.3              Licensor may terminate this Agreement unilaterally at any time without notice and by mere notice to Licensee by certified letter return receipt requested in the event:

  Licensee does not comply with the obligation to roll out New Products such as stipulated in Article 7.3 above
  Change of control of Licensee during the term hereof within the meaning of Section 233-3 of the French Commercial Code;
  Bankrupt of Licensee.

11.4             In addition to the events set out in paragraph 11.3, each party may terminate this Agreement if the other party fails to comply with any of the provisions hereof and which it has not cured within thirty (30) days following a formal notice to comply sent to it by certified letter return receipt requested. Termination shall be notified in the same manner no later than forty-five (45) days after the formal notice if noncompliance has not been cured.

11.5             In the event of breach or wrongful termination of this Agreement by Licensee, in particular for the reasons set out in paragraphs 11.3 and 11.4 above, the amount of the minimum annual royalty owed for the remainder of the initial term hereof, i.e. June 30th 2019, shall be due immediately as a penalty. Licensor may claim additional damages from Licensee in order to be fully compensated for the loss sustained as a result of said breach.

11.6             In any event, Licensee may not enter into commitments with third parties longer than the term hereof in its relationships that derive from the rights and obligations set out herein.

ARTICLE 12 - ASSUMPTION OF CONTRACTS / PURCHASE OF INVENTORY

12                Effective on the signature date hereof, Licensee agrees to assume at its expense the agreements in effect between Licensor and the third parties listed in Appendix 12.1 hereto.

Licensor represents that to its knowledge there is no claim or any dispute whatsoever in connection with the performance of the various agreements listed in Appendix 12.1

12.2            Licensee agrees to buy from Licensor the inventory of Products the list of which dated May 24th 2004 is set out in Appendix 12.2 hereto (the Inventory) in exchange for payment of the consideration stated in said appendix and paid today. Assignment of the Inventory shall take place in a timely manner as of signature hereof and no later than on July 1st, 2004 on the basis of an inventory drawn up in the presence of both parties. The difference between the gross value of the Inventory such as stated in Appendix 12.2 hereto and the value calculated as part of the inventory in the presence of both parties shall give rise to a proportional addition to or subtraction from the price of the Inventory as the case may be. Said price adjustment must be carried out and paid by the parties no later than eight (8) days following the closing of the Inventory in the presence of both parties. Notwithstanding the preceding, there shall be no price adjustment if the difference between the gross value of the Inventory as stated in Appendix 12.2 hereto and the value of the Inventory in the presence of both parties is less than EUR 250,000.00 .

12.3            Licensee agrees to sell said Inventory in accordance with the principles set out in Article 4.3 hereof.

ARTICLE 13 - HIRING OF PERSONNEL

The parties take note of Article L 122-12 of the French Labor Code without prejudice to the specific agreement between them governing any difficulties resulting from the application of said article

ARTICLE 14 - REPRESENTATIONS OF PARTIES

Licensee represents and warrants the following on this date:

14.1             Due and proper incorporation and existence: Licensee and all the companies controlled by it that may be involved in achieving the purpose of this Agreement were duly incorporated in accordance with applicable legislation. Since incorporation, Licensee and its companies have been in compliance with law on commercial companies and its implementing decrees as applicable.

14.2            Disputes: Licensee and all the companies controlled by it are not involved in any manner whatsoever in any administrative, judicial or arbitral proceeding having to do with unfair competition or breaches of the commitments entered into by them under licensing, distribution, and/or marketing agreements.

14.3            Licensor warrants that to date it knows of no circumstance that would prevent the marketing of the Products in the countries that it has listed in Appendix 1.1, and in which the Marks have been filed or registered.

14.4            The signers hereof have been duly authorized by their respective Boards of Directors to enter into and sign this Agreement. Copies of the related board resolutions for each of the parties are attached hereto as Appendix 14.4.

ARTICLE 15 - RIGHTS AND OBLIGATIONS ON EXPIRATION OF AGREEMENT

15.1             At the expiration of this Agreement for any reason whatsoever:

-        For six (6) months after the expiration of the Agreement, Licensee shall have the right to sell its inventory of Products and promotional objects at normal commercial prices unless Licensor first agrees expressly to any discounts. Licensee shall pay royalties on such sales according to Article 9 above. After the period of six (6) months, Licensee must completely cease exploiting the Licensed Marks and Products. After the aforementioned six-month period, Licensee waives any right whatsoever hereunder and covering the intellectual property rights related to the Products, regardless of whether or not they were created by the Licensee, and Licensed Marks;

-        Licensee must inform Licensor of any existing agreements with third parties. Licensor reserves the right to assume said agreements or require Licensee to terminate them at its expense.

15.2            Licensor may prevent Licensee from exercising the right referred to in the above paragraph provided (a) it buys back from Licensee its inventory of Products and promotional objects, as well as the raw materials that are used to make such and sales materials in its possession or ordered by it on the termination of this Agreement at their purchase price or cost price depreciated if applicable on the basis of commercial practices according to the nature of the Inventory concerned and (b) deliver orders in progress at the expiration of the Agreement.

ARTICLE 16 AMENDMENT OF AGREEMENT

16.1             Any exception, addition, or amendment to this Agreement shall be made via written instrument signed by the parties and attached hereto. Any amendment shall be limited to the specific issue for which it has been entered into.

16.2             In case of force majeure should one of the parties be unable to honor its commitments hereunder, it must inform the other contracting party thereof in order that the parties may agree to the fair adjustments to this Agreement in their mutual interest.

16.2.            Should one or more of the clauses hereof turn out to be null and void, the other provisions of the Agreement and the Agreement as a whole shall remain in effect. The same shall apply if the Agreement leaves out provisions. The clause that is to be deleted or that is missing shall be replaced by a legally valid provision that is in keeping with the purpose hereof.

ARTICLE 17 - CONFIDENTIALITY

17.1             The parties agree to consider and treat as strictly confidential all the information gathered in connection with the performance of this Agreement including the provisions of this Agreement (hereinafter the Confidential Information) regardless of their nature and media on which they are written.

17.2            Notwithstanding the provisions of clause 17.1, Licensee and Inter Parfums Inc., which indirectly controls Licensee, shall be authorized, because it is a listed company in Paris and New York, to disclose said Confidential Information if existing stock market regulations or a court or administrative order require that they be disclosed provided expressly that it first inform Licensor thereof and meets with latter to determine the manner in which said Confidential Information is to be disclosed pursuant to said regulations and/or orders.

17.2             All the information known by the public shall be considered non confidential unless it is compiled in a manner not known to the public.

17.3             The parties agree not to disclose the Confidential Information to which they may have had access to any third party whatsoever in part or in whole or to allow it to be disclosed directly or indirectly in part or in whole except to employees and/or subcontractors that need said information to perform their obligations.

17.4             For the purpose of ensuring the confidentiality of said information, the parties agree to take all the necessary steps to cause their employees and/or providers to comply with said obligation of confidentiality.

17.5             The parties agree not to use the Confidential Information for any other purpose except for this Agreement.

17.6             Each party agrees to return to the other party at its first request all the documents or other media containing the Confidential Information that said other party may have submitted to it in connection with the performance of this Agreement as well as all their copies.

ARTICLE 18 - FORMALITIES

Licensee shall carry out at its own expense the necessary formalities with the appropriate authorities in particular to make this Agreement binding on their parties.

ARTICLE 19 - NOTICES

All notices served by one party on another party in connection with the performance hereof must be sent by certified letter return receipt requested to the head office of the other party to the attention of its legal representative or any other person duly authorized by said party.

ARTICLE 20 - CONCILIATION / DISPUTES

In the event of a disagreement between the Parties as to the validity, construction, performance, or rescission of any provision hereof, the parties agree to follow the following conciliation procedure before filing any litigation:

-          First, a meeting between operational managers shall be called by the promptest party to resolve the disagreement as quickly as possible after the disagreement arises. The purpose of this meeting shall be to find an out-of-court solution to the disagreement in question. Minutes of said meeting shall be drawn up.

-          Second, if the meeting between operational managers does not result in an out-of-court solution, the chief executive officers of each of the parties shall meet and strive to resolve said disagreement amicably. Said meeting must be held in a timely manner and no later than ten (10) days as of the meeting between operational managers.

Should a dispute subsist as to the validity, construction, performance, and/or rescission hereof in spite of the conciliation procedure or should one of the parties refuse to follow the aforementioned procedure promptly, carefully and in good faith, the Paris Court of Appeal shall have sole jurisdiction over the dispute.

ARTICLE 21 - GOVERNING LAW

This Agreement shall be governed by French law.

Signed on 14 June 2004
In Paris
In two orginals

/s/ Sing Ming Chu Pour le Concedant M. Sing Ming Chu	/s/ Philippe Benacin Pour le Licencie M. Philippe Benacin